Exhibit 10.14

Yext, Inc.

Change of Control and Severance Policy

This Change of Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of Yext, Inc. (“Yext” or the “Company”) or any of its subsidiaries in connection with a change of control of Yext or in connection with the involuntary termination of their employment under the circumstances described in this Policy.  The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.

Term: This Policy will have an initial term of three years commencing on the Effective Date (the “Initial Term”).  On the third anniversary of the Effective Date (as defined below) and each anniversary thereafter, this Policy will renew automatically for additional one year terms (each an “Additional Term”), unless the Company provides each Eligible Employee written notice of non-renewal at least 60 days prior to the date of automatic renewal.  Notwithstanding the foregoing provisions,  if (a) a Change of Control occurs when there are fewer than 12 months remaining during the Initial Term or an Additional Term, the term of this Policy will extend automatically through the date that is 12 months following the effective date of the Change of Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for  Good Reason (as defined below) has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as defined below) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, then the term of this Policy with respect to an Eligible Employee with Initial Grounds will extend automatically through the date that is 30 days following the expiration of such cure period, but such extension of the term shall only apply with respect to the Initial Grounds.  If an Eligible Employee becomes entitled to benefits under this Policy during the term of this Policy, the Policy will not terminate until all of the obligations of the parties hereto with respect to this Policy have been satisfied.  For clarity, an election by the Company not to renew this Policy for an Additional Term will not be deemed to be a termination of an Eligible Employee’s employment without Cause or grounds for a resignation for Good Reason and, accordingly, Eligible Employee will not be eligible for severance benefits set forth herein.

Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in the employee’s Participation Agreement (as defined below)).  To be an “Eligible Employee,” an employee must (a) have been designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in the Policy and (b) have executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”).  For the avoidance of doubt, once an individual has been designated as a participant in the Policy and has executed a Participation Agreement, then such individual will remain eligible for benefits under the Policy even if the individual is no longer a Company executive officer or a member of the executive committee.

Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits set forth in this Policy and his or her Participation Agreement if his or her employment with the Company or any of its subsidiaries terminates as a result of a Qualified Termination.  The amount and terms of any Equity Vesting, Salary Severance, Bonus Severance, and COBRA Payment that an Eligible Employee may receive on his or her Qualified Termination will depend on whether his or her Qualified Termination is a COC Qualified Termination or a Non-COC Qualified Termination.  All benefits under this Policy payable on a Qualified Termination will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A.

Equity Vesting:  On a Qualified Termination, the applicable percentage (set forth in an Eligible Employee’s Participation Agreement) of the then-unvested shares subject to each of the Eligible

Employee’s then-outstanding time-based equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision).  In the case of equity awards subject to performance-based vesting, the treatment of such awards upon a change of control and/or a termination of employment shall be set forth in the individual performance-based award agreement.  Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the Eligible Employee’s Qualified Termination.

Salary Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation Agreement) of his or her Base Salary.  The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

Bonus Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive bonus severance payment(s) with respect to his or her annual bonus in the amount set forth in his or her Participation Agreement.  The Eligible Employee’s bonus severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

COBRA Payment: Upon a Qualified Termination, if an Eligible Employee makes a valid election under COBRA to continue his or her health coverage, the Company will pay or reimburse the Eligible Employee for the cost of such continuation coverage for the Eligible Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her eligible termination until the earliest of (a) the end of the applicable period set forth in the Eligible Employee’s Participation Agreement, (b) the date upon which the Eligible Employee and/or the Eligible Employee’s eligible dependents become covered under similar plans or (c) the date upon which the Eligible Employee ceases to be eligible for coverage under COBRA (the “COBRA Coverage”).

Non-Duplication of Payment or Benefits: If (a) an Eligible Employee’s Qualified Termination occurs prior to a Change of Control that qualifies Eligible Employee for severance payments and benefits payable on a Non-COC Qualified Termination under this Policy and (b) a Change of Control occurs within the 60-day period following Eligible Employee’s Qualified Termination that qualifies Eligible Employee for the superior severance payments and benefits payable on a COC Qualified Termination under this Policy, then (i) the Eligible Employee will cease receiving any further payments or benefits under this Policy in connection with his or her Non-COC Qualified Termination and (ii) the Equity Vesting, Salary Severance, Bonus Severance, and COBRA Payment, as applicable, otherwise payable upon a COC Qualified Termination under this Policy each will be offset by the corresponding payments or benefits the Eligible Employee already received under this Policy in connection with his or her Non-COC Qualified Termination.

Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits he or she is entitled to receive under this Policy have been paid, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.

Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (or any financial gain derived from such payments or benefits).

Release:  The Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination under this Policy is subject to (i) the Eligible Employee’s continued compliance with the terms of his or her Employee Non-Competition, Non-Disclosure and Invention Assignment Agreement (the “Covenants Agreement”), and (ii) the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, and other standard restrictive covenants, terms and conditions), in substantially the form attached hereto as Exhibit B (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy.  In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable.  Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the 60th day following the Eligible Employee’s Qualified Termination.  Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following the Eligible Employee’s Qualified Termination, the Company will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

Section 409A:  The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent.  No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A.  If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment.  The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.  Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).  In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.

Parachute Payments:

Reduction of Severance Benefits.  Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards unless the Eligible Employee elects in writing a different order for cancellation.  The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.

Determination of Excise Tax Liability.  The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments.  The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time.  For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code.  The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments.  The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.  Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.

Administration:  The Policy will be administered by the Compensation Committee or its delegate (in each case, an “Administrator”).  The Administrator will have full discretion to administer and interpret the Policy.  Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law.  The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

Attorneys Fees:  The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.

Exclusive Benefits:  Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change of control or severance payments or benefits, including any acceleration of equity, to be paid to the Eligible Employee on account of a termination of employment whether unrelated to, concurrent with, or following, a Change of Control.  Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change of control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy and in the Eligible Employee’s Participation Agreement.

Tax Withholding: All payments and benefits under this Policy will be paid less applicable withholding taxes.  The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions.  The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy.

Amendment or Termination: The Board or the Compensation Committee may amend or terminate the Policy at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual.  Notwithstanding the preceding, no amendment or termination of the Policy will be made if such amendment or reduction would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination), except that the Board or the Compensation Committee may unilaterally and without consent of any Eligible Employee make any such amendments that are necessary or appropriate to comply with applicable laws.  For clarity, an action by the Administrator not to renew the Policy in accordance with the Term provision above will not be an action that requires an Eligible Employee’s consent.  Any action to amend or terminate the Policy will be taken in a non-fiduciary capacity.

Claims Procedure:  Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based.  The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial.  The denial notice will be provided within 90 days after the claim is received.  If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim.  Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review.  The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing.  The Administrator will provide written notice of the decision on review within 60 days after it receives a review request.  If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based.  The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.

Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of New York (but not its conflict of laws provisions).

Definitions:  Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:

“Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction) or, if the Eligible Employee’s Qualified Termination is a COC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change of Control.

“Board” means the Board of Directors of the Company.

“Cause” means (i) an act of dishonesty made by Eligible Employee in connection with Eligible Employee’s responsibilities as an employee; (ii) Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) Eligible Employee’s gross misconduct; (iv) Eligible Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Eligible Employee owes an obligation of nondisclosure as a result of Eligible Employee’s relationship with the Company; (v) Eligible Employee’s willful breach of any obligations under any written agreement or covenant with the Company; (vi) Eligible Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Eligible Employee’s cooperation; or (vii) Eligible Employee’s continued failure to perform Eligible Employee’s employment duties after Eligible Employee has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Eligible Employee has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 days after receiving such notice.

“Change of Control” means the occurrence of any of the following events:

(i)                                     A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)                                  A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)                               A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Change of Control Period” will mean the period beginning 60 days prior to a Change of Control and ending 12 months following a Change of Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.

“Effective Date” means December [  ], 2016, the date this Policy was approved by the Board.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Good Reason” means the Eligible Employee’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the Eligible Employee’s express written consent: (a) a material reduction of the Eligible Employee’s duties, authorities, or responsibilities relative to the Eligible Employee’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (b) a material reduction by the Company in the Eligible Employee’s rate of annual base salary; provided, however, that, a one-time reduction of annual base salary of not more than 10% that also applies to substantially all other similarly situated executives of the Company will not constitute “Good Reason”; or (c) a material change in the geographic location of the Eligible Employee’s primary work facility or location; provided, that a relocation of less than 50 miles from the Eligible Employee’s then present location will not be considered a material change in geographic location.  In order for the Eligible Employee’s termination of his or her employment to be for Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Eligible Employee must terminate his or her employment within 30 days following the Cure Period.

“Qualified Termination” means a termination of the Eligible Employee’s employment (i) either (A) by the Company other than for Cause, death, or Disability or (B) by the Eligible Employee for Good Reason, in either case, during the Change of Control Period (a “COC Qualified Termination”) or (ii) outside of the Change of Control Period either (X) by the Company other than for Cause, death, or Disability or (Y) by the Eligible Employee for Good Reason (a “Non-COC Qualified Termination”).

Additional Information:

Plan Name:	Yext, Inc. Change of Control and Severance Policy

Plan Sponsor:	Yext, Inc.
1 Madison Avenue 5th Floor
New York, NY 10010

Identification Numbers:	[ ]

Plan Year:	Company’s Fiscal Year

Plan Administrator:	Yext, Inc.
Attention: Plan Administrator of the Yext, Inc. Change of Control and Severance Policy
1 Madison Avenue 5th Floor
New York, NY 10010

Agent for Service of Legal Process:	Yext, Inc.
Attention: General Counsel
1 Madison Avenue 5th Floor
New York, NY 10010

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Policy is paid by the Company.

Statement of ERISA Rights:

Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500).  These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator.  A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy.  The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees.  No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA.  If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial.  An Eligible Employee has the right to have the denial of their claim reviewed.  (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights.  For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court.  In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court.  If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees.  If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees.  If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator.  If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.  An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

TIER 1 (Founders)(1)

EXHIBIT A

Change of Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on the one hand, and Yext, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.

Non-COC Qualified Termination

If your Qualified Termination is a Non-COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

•                  Equity Vesting: Your equity vesting benefit will be 15% of the then-unvested shares subject to time-based vesting.

•                  Salary Severance: Your percentage of Base Salary will be 100%, payable in equal installments in accordance with the Company’s regular payroll procedures.

•                  Bonus Severance: A lump-sum payment equal to your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs but pro-rated based on the number of days actually employed for the fiscal year.

•                  COBRA Payment: The Company shall pay or reimburse you for your COBRA continuation coverage for up to 12 months.

COC Qualified Termination

If your Qualified Termination is a COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

•                  Equity Vesting: Your equity vesting benefit will be 100%.

•                  Salary Severance: Your percentage of Base Salary will be 150%, payable in a lump-sum.

•                  Bonus Severance: You will receive a lump-sum payment equal to (i) 150% of your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs plus (ii) a payment equal to your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs but pro-rated based on the number of days actually employed for the fiscal year.

•                  COBRA Payment: The Company shall pay or reimburse you for your COBRA continuation coverage for up to 12 months.

(1)  Howard Lerman and Brian Distelburger.

Other Provisions

You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company[; provided, however, that the following existing benefit in effect as of the date hereof will continue to apply: [     ]](2).

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

YEXT, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

[Signature Page of the Participation Agreement]

(2)  To be included for any pre-existing superior benefit that the Board intends to survive the Policy.

TIER 2 (Executive Committee & Executive Officers)(3)

EXHIBIT A

Change of Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on the one hand, and Yext, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.

Non-COC Qualified Termination

If your Qualified Termination is a Non-COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

•                  Equity Vesting: Your equity vesting benefit will be 15% of the then-unvested shares subject to time-based vesting.

•                  Salary Severance: Your percentage of Base Salary will be 50%, payable in equal installments in accordance with the Company’s regular payroll procedures.

•                  Bonus Severance: A lump-sum payment equal to your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs but pro-rated based on the number of days actually employed for the fiscal year.

•                  COBRA Coverage: The Company shall pay or reimburse you for your COBRA continuation coverage for up to 6 months.

COC Qualified Termination

If your Qualified Termination is a COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

•                  Equity Vesting: Your equity vesting benefit will be 100%.

•                  Salary Severance: Your percentage of Base Salary will be 50%, payable in a lump-sum.

•                  Bonus Severance: You will receive a lump-sum payment equal to (i) 100% of your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs plus (ii) a payment equal to your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs but pro-rated based on the number of days actually employed for the fiscal year.

•                  COBRA Coverage: The Company shall pay or reimburse you for your COBRA continuation coverage for up to 6 months.

(3)  Steve Cakebread, Skip Schipper, Tom Dixon, Ho Shin, Marc Ferrentino, Wendi Sturgis, Jonathan Cherins, Jeff Rohrs, Jim Steele and Dave Rudnitsky.

Other Provisions

You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company[; provided, however, that the following existing benefit in effect as of the date hereof will continue to apply: [     ]](4).

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

YEXT, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

[Signature Page of the Participation Agreement]

(4)  To be included for any pre-existing superior benefit that the Board intends to survive the Policy.

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between [CLICK AND TYPE NAME] (“Employee”) and Yext, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an employment letter with the Company on [Click And Type Date] (the “Employment Letter”);

WHEREAS, Employee signed an Employee Non-Competition, Non-Disclosure, and Invention Assignment Agreement with the Company on [Click And Type Date] (the “Covenants Agreement”);

WHEREAS, Company granted Employee the following awards [Click And Type Amount], pursuant to the Company’s then current equity incentive plan and individual award agreements thereunder (collectively the “Stock Agreements”);

WHEREAS, Employee is a party to a participation agreement under the Company’s Change of Control and Severance Policy (the “COC Severance Policy”);

WHEREAS, Employee separated from employment with the Company effective [Click And Type Date] (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.             Consideration.  In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, [and provided that Employee does not revoke the Agreement under Section 6 below], the Company agrees to pay Employee the amounts set forth in the COC Severance Policy, in accordance with the terms set forth therein.

a.             General.  Employee acknowledges that without this Agreement, he/she is otherwise not entitled to the consideration listed in this Section 1.

2.             Stock.  The Parties agree that for purposes of determining the number of shares subject to Company equity awards, Employee will be considered to have vested only up to the Separation Date, subject to any applicable acceleration of vesting set forth in the COC Severance Policy.  Employee acknowledges that as of the Separation Date, Employee will have vested in [Click And Type Number] options and/or restricted stock units and no more.  The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements.

3.             Benefits.  Employee’s health insurance benefits shall cease on the last day of the month in which the Separation Date occurs, subject to Employee’s right to continue his/her health insurance under COBRA.  Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

4.             Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5.             Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (including, but not limited to, the Company’s professional employer organization, if applicable) (collectively, the “Releasees”).  Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.             any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.             any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.             any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.             any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Administrative Code, and the New York City Human Rights Law;

e.             any and all claims for violation of the federal or any state constitution;

f.             any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.             any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.             any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).  This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits.  Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.  This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits.

6.             [Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Employee acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date.  The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.](5)

7.             No Pending or Future Lawsuits.  Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

(5)  Inapplicable for an executive under 40. Other amounts in brackets relevant only to executive over 40.

8.             Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.  Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

9.             Confidentiality.  Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Employee may disclose Separation Information only to his/her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee agrees that he/she will not publicize, directly or indirectly, any Separation Information.

10.          Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of the Covenants Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, noncompetition, and nonsolicitation of Company employees.  Employee agrees that the above reaffirmation and agreement with the Covenants Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Covenants Agreement, entered and effective as of the Effective Date.  Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Covenants Agreement shall constitute a material breach of this Agreement.  Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his/her employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company.

11.          No Cooperation.  Employee agrees that he/she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so [or as related directly to the ADEA waiver in this Agreement].  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he/she cannot provide counsel or assistance.

12.          Nondisparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

13.          Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, [unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA], or of any provision of the Covenants Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, [except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this

Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Covenants Agreement.]

14.          No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15.          Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.          ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN NEW YORK COUNTY, BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND NEW YORK LAW.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW YORK LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW YORK LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH NEW YORK LAW, NEW YORK LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17.          Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement.  Employee agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18.          Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.          Protected Activity Not Prohibited.  Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board.  Notwithstanding any restrictions set forth in this Agreement, Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications.  Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Covenants Agreement to any parties other than the relevant government agencies.  Employee further understands that “Protected Activity” does not include his disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

20.          No Representations.  Employee represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.          Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.          Attorneys’ Fees.  [Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA], in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.          Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Offer Letter, with the exception of the COC Severance Policy, the Covenants Agreement and the Stock Agreements.

24.          No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

25.          Governing Law.  This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of New York

26.          Effective Date.  Employee understands that this Agreement shall be null and void if not executed by him/her, and returned to the Company, within the twenty-one (21) day period set forth above. Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

OR, if Employee is UNDER 40, use the following language:

[Employee understands that this Agreement shall be null and void if not executed by him/her, and returned to the Company, within seven (7) days after receipt of the Agreement from the Company. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).]

27.          Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.          Voluntary Execution of Agreement.  Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)           he/she has read this Agreement;

(b)                                 he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)                                  he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)           he/she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[CLICK & TYPE EMPLOYEE NAME], an individual

Dated:
[Click and Type Employee Name]

YEXT, INC.

Dated:	By
[Click and Type Officer Name]
[Click and Type Title]